 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
SECOND QUARTER 2013 RESULTS

August 8, 2013 - IRVING, Texas - Darling International Inc. (NYSE: DAR) today reported net income of $26.4 million, or $0.22 per share, for the second quarter ended June 29, 2013.
For the second quarter of 2013, the Company reported net sales of $423.6 million, as compared to $436.7 million for the second quarter of 2012. The $13.1 million decrease in sales is primarily attributable to lower finished product prices for fats. Raw material volumes improved year over year but were partially offset by yield declines due to product mix.
Net income for the second quarter of 2013 decreased to $26.4 million, or $0.22 per share, as compared to $36.2 million, or $0.31 per share, for the 2012 comparable period. The $9.8 million decrease in net income for the second quarter resulted primarily from product mix within the rendering segment, lower finished product selling prices, higher SG&A expenses related to medical costs, Diamond Green Diesel startup expenses and $2.0 million of deferred profit on the sale of fats and greases to Diamond Green Diesel, the Company's renewable diesel joint venture with Valero Energy Corporation. Under applicable accounting standards, the Company is required to defer such profits until the feedstock is converted into finished diesel fuel and sold to an unrelated party.
Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “Our second quarter performance remained solid when compared to first quarter 2013. Finished product prices declined as lower pet grade poultry meal selling prices along with a declining selling price of Cookie Meal® more than offset a slight improvement in our fats and greases selling prices when compared to our first quarter. Volumes trended lower in the second quarter for rendering materials while cooking oil volumes showed their normal seasonal improvement. Additionally, we commenced startup of our Diamond Green Diesel JV with Valero at the end of June. The plant is operating well and is now running at name plate capacity of 9,300 barrels per day of renewable diesel.”

For the six months ended June 29, 2013, the Company reported net sales of $869.0 million, as compared to $823.8 million for the 2012 comparable period. The $45.2 million increase in sales resulted primarily from higher selling prices for the Company's finished products and higher raw material volumes.

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News Release August 8, 2013 Page 2

For the six months ended June 29, 2013, the Company reported net income of $58.8 million, or $0.50 per share, as compared to $64.8 million, or $0.55 per share, for the 2012 comparable period. The $6.0 million decrease in net income for the six months ended June 29, 2013, resulted primarily from higher SG&A expenses, lower yields related to product mix within the rendering segment and an increase in maintenance expenses. Higher poultry and pork raw material volumes along with increased protein prices had a favorable impact on operating income.
Darling International is the largest and only publicly traded provider of rendering and bakery residuals recycling solutions to the nation's food industry. The Company recycles beef, poultry and pork by-product streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and biodiesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants. For additional information, visit the Company's website at http://www.darlingii.com.
Darling International will host a conference call to discuss the Company's second quarter 2013 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, August 9, 2013. To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10031349. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the Company's website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through August 19, 2013, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10031349. The conference call will also be archived on the Company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling International and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling International's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities, stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the Company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling International and Valero Energy Corporation including possible unanticipated operating disruptions, risks relating to possible third party claims on intellectual property infringement; economic disruptions resulting from the European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling International, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling International is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

News Release August 8, 2013 Page 3

Darling International Inc.
Consolidated Operating Results
For the Periods Ended June 29, 2013 and June 30, 2012
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 29,	June 30,	Favorable	June 29,	June 30,	Favorable
	2013	2012	(Unfavorable)	2012	2012	(Unfavorable)
Net sales	$423,593	$436,674	$(13,081)	$869,015	$823,782	$45,233

Costs and expenses:
Cost of sales and operating expenses	$309,922	$314,138	4,216	$632,608	$590,607	$(42,001)
Selling, general and administrative expenses	40,793	36,894	(3,899)	83,086	74,263	(8,823)
Depreciation and amortization	22,076	21,674	(402)	43,943	42,434	(1,509)
Total costs and expenses	372,791	372,706	(85)	759,637	707,304	(52,333)
Operating income	50,802	63,968	(13,166)	109,378	116,478	(7,100)

Other income/(expense):
Interest expense	(5,669)	(5,753)	84	(11,294)	(12,678)	1,384
Other, net	(418)	270	(688)	649	(338)	987
Total other income/(expense)	(6,087)	(5,483)	(604)	(10,645)	(13,016)	2,371

Equity in net loss of unconsolidated subsidiary	(1,962)	(656)	(1,306)	(3,157)	(892)	(2,265)

Income from operations before income taxes	42,753	57,829	(15,076)	95,576	102,570	(6,994)
Income taxes (expense)/benefit	(16,335)	(21,604)	5,269	(36,753)	(37,774)	1,021
Net income	$26,418	$36,225	$(9,807)	$58,823	$64,796	(5,973)

Basic income per share:	$0.22	$0.31	$(0.09)	$0.50	$0.55	$(0.05)
Diluted income per share:	$0.22	$0.31	$(0.09)	$0.50	$0.55	$(0.05)

For More Information, contact: Melissa A. Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: (972) 717-0300